Exhibit 2.1

LIMITED LIABILITY COMPANY PURCHASE AGREEMENT

[between/among]

HS BROKERAGE HOLDINGS, LLC

And

PALMER HOUSE PROPERTIES, LLC,

PALMER HOUSE PROPERTIES AND ASSOCIATES, LLC

PALMERHOUSE PROPERTIES LAKE COUNTRY, LLC (dba PHP REFERRAL GROUP)

and PHP INSURANCE, LLC

dated as of January 1, 2021

LIMITED LIABILITY COMPANY INTEREST

PURCHASE AGREEMENT

This Limited Liability Company Interest Purchase Agreement (this “Agreement”), dated as of January 1, 2021, is entered into among Kevin L. Palmer, an individual resident of the State of Florida (“Palmer”); Kevin Palmer, Trustee of the KLP Irrevocable Trust dated January 20, 2018, a Florida Trust (the “KLP Trust”); and Thomas Ellicott, Jr., Trustee of the JTE Irrevocable Trust dated January 20, 2018, a Florida Trust (the “JTE Trust”)(Palmer, the KLP Trust and the JTE Trust collectively referred to as the “Seller”) and HS Brokerage Holdings, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is a member of, and the legal beneficial owner of a 100% limited liability interest in, Palmer House Properties, LLC, Palmer House Properties and Associates, LLC and PalmerHouse Properties Lake Country, LLC, and a 50% limited liability interest in PHP Insurance, LLC, all Georgia limited liability companies (the equity ownerships collectively referred to as the “Interest”)(the business entities collectively referred to as the “Company”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interest, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Affiliate shall not include those entities defined as Excluded Entities for the transactions contemplated hereunder.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Ancillary Documents” means the Escrow Agreement and any other closing documents.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Arizona are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means any accountant retained by Buyer related to this purchase.

“Cap” has the meaning set forth in 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i)(A).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer, President, or Manager of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the [open/close] of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer, President, or Manager of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the [open/close] of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the [open/close] of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Count Date” means March 31, 2021 when a post-closing purchase price adjustment calculation shall be made based on Agent Count or Transaction Count as defined in Section II.04(d).

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and internally audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and internally audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Excluded Assets” has the meaning set forth in Section 3.13 and related Exhibits.

“Excluded Entities” shall mean Palmer House, LLC, RE School of Georgia, LLC, PalmerHouse Insurance Company, and PalmerHouse Publishing, LLC, each a Georgia limited liability company, and RECONNAISSANT, LLC, a Florida limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Financial Statements” has the meaning set forth in 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names[ and social media account or user names (including “handles”)], whether or not Trademarks, all associated web addresses, URLs, websites and web pages, [social media sites and pages,] and all content and data thereon or relating thereto, whether or not Copyrights; (e) [mask works, and all registrations, applications for registration, and renewals thereof;] [(f)] [industrial designs, and all Patents, registrations, applications for registration, and renewals thereof;] [(g)]

trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein [(“Trade Secrets”)]; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) [rights of publicity;] and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Interest” has the meaning set forth in the recitals.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to

(a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis[; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses].

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in 3.15(a).

“Material Suppliers” has the meaning set forth in 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business activity currently engaged in by the Companyor any of its Affiliates.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means any accountant retained by Seller related to this purchase.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” means $531,000 which is the 3-year average actual expenses for the Company in the months of January and February, adjusted for certain known expenses to be excluded after the Closing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the area within a fifty (50) mile radius from the principal place of business of each office or location of the Company.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement , and the performance and consummation of the transactions contemplated hereby and thereby.

“Transition Date” means a date no more than one-year after the Closing when the Parties begin transitioning operational and leadership control of the Company.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section II.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interest, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section II.02 Purchase Price. The aggregate purchase price for the Interest shall be Twelve Million Six Hundred Thousand Dollars. ($12,600,000.00), subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”) and shall be paid as set forth herein below. In the event that a Section 338(h)(10) election is made, the parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).

(a) Upfront Cash Payment and Delivery of Note. At closing:

(i) Upfront Cash Payment. Buyer will pay the amount of Six Million Three Hundred Thousand Dollars. ($6,300,000.00), subject to the adjustment described below (the “Upfront Cash Payment”) to Seller by wire transfer of immediately available funds, directly to the account or accounts designated by Seller.

(ii) Promissory Note. Buyer shall deliver a promissory note to Seller for the balance of the Purchase Price, payable beginning within five (5) days from the Post Closing Adjustment (the “Note”) as follows:

(A) The Note shall be in the principal sum of Six Million Three Hundred Thousand Dollars ($6,300,000.00), less any Adjustments (the “Adjusted Seller Note”) amortized at annum over a five (5) year period at Libor plus 3% interest rate, adjusted annually via seller notification, substantially in the form attached hereto as Exhibit C.

(B) The Adjusted Seller Note shall be payable in monthly installments on or before the 10th day of each month.

Section II.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Seller:

(A) the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than close of business on the Closing Date;

(B) the Promissory Note; and

(C) the closing documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii) pay, on behalf of the Company or Seller, the following amounts:

(A) Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(iii) At the Closing, Seller shall deliver to Buyer:

(iv) a counterpart of the Assignment and Assumption of Limited Liability Company Interest, substantially in the form attached hereto as Exhibit E, duly executed by all Parties in respect of the Interest ; and

(v) the closing documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(b) At the Closing, Seller shall:

(i) deliver to Buyer:

(A) Pledge Agreements modified to release any lien on the interest and allow the closing.

Section II.05 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B) a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date; and

(C) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) Prorated Items. Except as otherwise provided for in this Agreement, all income and expense associated with the operation of the Business (including taxes, governmental assessments, utilities, and similar items that are customarily prorated among buyers and sellers), including rents prepaid by Seller under any lease, will be apportioned among the Parties as of the Closing Date, it being the Parties’ intent that the operation of the Business and the income and expenses attributable thereto up to (but not including) the Closing Date will be for the account of Seller and from and after the Closing Date will be for the account of Buyer. After the Closing, upon the reasonable request of either Party following the discovery of any errors, inaccuracies, or omissions in the prorations made at the Closing, such prorations will be “trued up” and corrected and the Parties will promptly make such payments to one another as are necessary to effectuate the intended Closing prorations described in this Section. Notwithstanding the foregoing, nothing in this Section will be deemed an assumption by Buyer of, or to impose any obligation on Buyer for, any liabilities, obligations, or expenses associated with the Business other than the Assumed Contracts.

(b) Post-Closing Adjustment.

(i) Initial Post-Closing Adjustment

(A) Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an internally audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and

a certificate of the Chief Financial Officer, President, or Manager of Seller of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements of the Company for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and internally audited as of a fiscal year end.

(B) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). The Parties intend that the operation of the Business and the income and expenses attributable thereto up to (but not including) the Closing Date will be for the account of Seller and from and after the Closing Date will be for the account of Buyer.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have fifteen (15) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted to an independent accountant for resolution. Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Count Date Post-Closing Adjustment

(i) The CountDate shall occur on March 31, 2021. Effective as of the CountDate, an adjustment will be made on the greater of agent count or transaction count as defined below:

(ii) Agent Count—A list of active licensed agents will be taken on the last day of the full month prior to the Count Date. In the event that the total number of actively licensed agents on the Count Date is less than 2150, a per agent adjustment to the Seller Note will be made for each agent comprising the NET difference between the total agent count on the Count Date and 2150. The per-agent adjustment shall be equal to 2150 divided into $12,600,000.00 ($5,860.47 per agent).

OR

(iii) Transaction Count—A 12-month rolling total transaction count will be taken on the last day of the full month prior to the Count Date. In the event that the 12 month rolling total number of transactions on the Count Date is less than 8818, a per transaction adjustment to the Seller Note will be made for each transaction comprising the NET difference between the total transaction count on the Count Date and 8818. The per-transaction adjustment shall be equal to 8818 divided into $12,600,000.00 ($1,428.90 per transaction).

(iv) Post Transition Agent Count—If during the first three years after Closing, the Company’s agent count drops more than 25% below the agent count as of the CountDate, then the outstanding balance of the Note shall be accelerated and due in full within 120 days.

(e) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due within ten Business Days of acceptance of the applicable Closing Working Capital Statement.

(f) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(g) Post-Closing and Post Transition Covenants. The Parties hereby covenant and agree to take certain actions after the Closing of the transaction and the Transition Date as further described below and in the referenced Disclosure Schedule section.

(i) Key Employee Considerations (DS 3.21)—maintenance of key employees for one-year after the Transition Date

(ii) Employee Group Health Insurance programs (DS 3.20)—maintenance of current employment benefits at least until the Transition Date,

(iii) Agent Group Health Insurance program (DS 3.20)—maintenance of agent health benefit options after Closing,

(iv) Assumption of Lease Agreements for properties not owned by Seller (DS 3.10)—the Parties cooperate in good faith for Buyer to assume any necessary lease commitments and release Seller from any lease commitments or guarantees,

(v) New Lease Agreements for properties beneficially owned or controlled by Seller (DS 3.10)—the Parties cooperate in good faith to execute new Lease Agreements and any further necessary documents in connection with real property beneficially owned or controlled by Seller and leased by the Company,

(vi) Credit Card Expense Transitions—After the Closing, the Company shall continue to pay the business credit card of Seller (including, without limitation, American Express) in connection with ongoing, recurring business expenses paid by credit card. After the Transition Date, the Parties will work in good faith and reasonable diligence to transition recurring payments associated with business credit cards of Seller to other means and methods of payment by the Company or Buyer. The Company shall pay the business related credit card bills when due, and Seller will provide a reconciliation for accounting purposes until such time as new payment procedures are established by the Company or Buyer.

(vii) Bank Account Access—After the Closing, the Parties acknowledge that the business operating accounts of the Company will remain accessible to, and electronically linked with, Seller’s accounts until at least the Transition Date. Seller covenants and agrees not to engage in unauthorized transfers between accounts of the Company and the Seller. After the Transition Date, the Parties will work in good faith and reasonable diligence to transition bank account access to Buyer and eliminate access and electronic connections for Seller.

(viii) Agent Commission Advances—The Company made commission advances to Active Lifestyle Realty, Inc. in the original amount of $5,900 and Michelle Michalec in the original amount of $19,500. The Parties will cooperate in good faith to allow any such repayment processes to continue in accordance with past practice and the terms of the commission advances. Any repayments shall be due and payable to Seller..

The Parties acknowledge that these post-closing and post-transition covenants are material inducements for the Seller to enter into this transaction with the Buyer.

Section II.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interest contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 p.m., Arizona time, on or before January 1, 2021, remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section II.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section III.01 Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and any ancillary documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any ancillary documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section III.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Georgia and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section III.03 Capitalization.

(a) Kevin Palmer, Trustee of the KLP Irrevocable Trust dated January 20, 2018 and Thomas Ellicott, Jr., Trustee of the JTE Irrevocable Trust dated January 20, 2018 are (i) the record holders and beneficial owner of the Interest, free and clear of all liens, (ii) has good and marketable title to the Interest, (iii) has the full right, title, power and authority to validly sell, assign, transfer and convey the Interest to Buyer, and (iv) has not entered into any agreement to sell, hypothecate or otherwise dispose of the Interest to any other Person.

(b) The Interest was issued in compliance with applicable Laws. The Interest was not issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Interest of the Company or obligating Seller or the Company to issue or sell the Interest of the Company.

Section III.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person other than the following:

•	Independence Title & Escrow—45% interest

•	Copy of Operating Agreement received during Due Diligence.

•	PHP Insurance—50% interest

•	Copy of Operating Agreement provided during Due Diligence.

•	PHP Commercial—is a trade name (DBA) registered to PalmerHouse Properties & Associates, LLC (100% interest)

•	PHP Business Brokers—is a trade name (DBA) registered to PalmerHouse Properties, LLC (100% interest)

Section III.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the or any Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and any ancillary documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section III.06 Financial Statements. Complete copies of the Company’s financial statements, if available, consisting of the balance sheet of the Company as December 31 in each of the prior three (3) years and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended.

Section III.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section III.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the certificate, operating agreement or other organizational documents of the Company;

(c) split, combination or reclassification of the Interest;

(d) issuance, sale or other disposition of the Interest , or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise);

(e) declaration or payment of any distributions on or in respect to the Interest;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) Intentionally left blank.

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any [material] Company Intellectual Property or Company IP Agreements [except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice];

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration[, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $1,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) Intentionally left blank.

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $0.00, individually (in the case of a lease, per annum) or $0.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section III.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $499.00 monthly and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under or is alleged to be in breach of or default under, in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section III.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) The company has good and valid title to all chattel or tangible assets of the company of every type as currently situated including, but not limited to, any and all equipment, inventory, tangible personal property, intellectual property or other asset and there has been no change in their condition as of the date hereof and shall exist on the Closing..

Section III.11 Condition and Sufficiency of Assets. the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section III.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used, or held for use, in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used, or held for use, in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of the Company’s business as currently and formerly conducted [and as proposed to be conducted], including the use of the Company Intellectual Property, and Licensed Intellectual Property, in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past six months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past year, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section III.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section III.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing.

Section III.15 Intentionally Left Blank.

Section III.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Notwithstanding the foregoing, the Insurance Policies include certain policies and coverages issued by Palmer House Insurance Company which is wholly owned by Seller. As a result of the purchase and sale transactions contemplated hereunder and applicable federal and state laws and regulations governing Palmer House Insurance Company, certain policies and coverages issued by Palmer House Insurance Company to the Company or its Affiliates may require alteration, amendment, cancellation, and/or refunding once the Company is no longer owned by Seller. Seller shall provide written notice to the Buyer and the Company in the event that such policies and coverage require action, and the Parties shall work in good faith to execute such changes in the reasonable business judgment of the Seller and Palmer House Insurance Company relying on the advice of legal counsel and professional insurance management consulting firm. In the event PalmerHouse Insurance Company cancels a policy and issues a premium refund to the Company after the Closing but relating to a policy premium paid prior to the Closing, then any such premium refund to the Company shall be remitted to Seller as a Post-Closing Adjustment. The Parties intend for any such actions between the Company and Palmer House Insurance Company to be income tax neutral for the Company and the Buyer.

Section III.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules, if applicable. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section III.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section III.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e) Intentionally Left Blank.

(f) Intentionally Left Blank.

(g) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Intentionally Left Blank.

(i) Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section III.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA [and/,] the Code [and any applicable local Laws]). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. [Except as set forth in Section 3.20(c) of the Disclosure Schedules,] all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. [All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.]

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

Section III.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the internally audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, nor has it been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union. The Company has no duty to bargain with any Union.

Section III.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the date of closing does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Intentionally left blank.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending prior to the date of Closing.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) Intentionally Left Blank.

(t) Intentionally Left Blank.

Section III.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section III.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section III.25 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section IV.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section IV.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section IV.03 Investment Purpose. Buyer is acquiring the Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

Section IV.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section IV.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section IV.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section V.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section V.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. [Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property.] Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section V.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section V.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section V.05 Left Intentionally Blank

Section V.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section V.07 Non-Competition; Non-Solicitation.

(a) For a period of sixty (60) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own [5%] or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after [180] days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section V.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are required to complete this agreement.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or [the Escrow Agreement/any Ancillary Document];

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or [the Escrow Agreement/any Ancillary Document]; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or [the Escrow Agreement/any Ancillary Document] has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.

Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section V.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section V.10 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section V.11 Public Announcements. Unless otherwise required by applicable Law [or stock exchange requirements] (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such public announcement. Prior to the Count Date, Buyer shall notice and receive consent from Seller prior to making any public announcements (which consent shall not be unreasonably withheld or delayed).

Section V.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI TAX MATTERS

Section VI.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least [45] days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within [ten] days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within [ten] days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within [twenty] days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Seller.

Section VI.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section VI.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section VI.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section VI.05 Section 338(h)(10) Election.

(a) Election. At Buyer’s option, the Company and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Seller shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b) Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Seller and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”) attached hereto as Schedule IV. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section VI.06 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section VI.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section VI.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section VI.09 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller.

Section VI.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section VI.11 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section VII.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, if applicable, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section VII.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, n , Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed in Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) At least three (3) Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(g) Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(h) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(j) Seller shall have delivered, or caused to be delivered, to Buyer the Assignment and Assumption of Limited Liability Interest evidencing the assignment of the Interest, free and clear of Encumbrances.

(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(m) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, and any Ancillary Documents, and the other documents to be delivered hereunder and thereunder.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section VII.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, and any Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any Ancillary Documents, to be performed or complied with by it prior to or on the Closing Date[; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers required for closing shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) The Closing Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(f) Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(g) Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from Seller to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(h) Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(i) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(j) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Buyer authorizing the execution, delivery and performance of this Agreement and any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section VIII.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect.

Section VIII.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i).

Section VIII.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section VIII.04 Intentionally Left Blank.

Section VIII.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section VIII.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 15%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller.

Section VIII.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section VIII.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section VIII.09 Exclusive Remedies. Subject to Section 2.04(b), Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section IX.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within [ten] days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled within 10 days of closing, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by ten days after the date of closing, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section IX.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section X.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, provided, however, Buyer and Seller shall be equally responsible for all escrow or filing and other similar fees payable in connection with the closing.

Section X.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Name: Kevin Palmer
Address: [***]

with a copy to:	Name: M. Patrick Callahan, Esq.
Address: [***]
Email: [***]

If to Buyer:	Name: HS Brokerage Holdings
Address: 8388 E Hartford Drive, Suite 100,
Scottsdale Arizona 85255
E-mail: [***]

with a copy to:	Name: HomeSmart, LLC.
Address: 8388 E Hartford Drive, Suite 100,
Scottsdale Arizona 85255
E-mail: [***]

Section X.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section X.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section X.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section X.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the [Escrow Agreement/Ancillary Documents], the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section X.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed[; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries]. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section X.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section X.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section X.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE CITY OF PHOENIX AND COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE [ESCROW AGREEMENT/ANCILLARY DOCUMENTS] OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE

THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section X.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section X.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:		BUYER:

The KLP Irrevocable Trust		HS Brokerage Holdings, LLC

/s/ Kevin L. Palmer		/s/ Matthew D. Widdows
By:	Kevin L. Palmer	By: Matthew D. Widdows

Its:	Trustee	Its: Manager, Chief Executive Officer
Date	Signed: 1/1/2021	Date Signed: 1/1/2021

The JTE Irrevocable Trust

/s/ Tom Ellicott
By:	Tom Ellicott

Its:	Trustee
Date	Signed: 1/1/2021

/s/ Kevin L. Palmer
KEVIN L. PALMER
Date Signed: 1/1/2021

DISCLOSURE SCHEDULE

EXHIBIT A

NON-COMPETITION AGREEMENT

EXHIBIT B

NOTE

EXHIBIT C

GUARANTY

EXHIBIT D

POST-CLOSING OPERATING PROCEDURES

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION OF LLC INTEREST

SCHEDULE IV

Section 338(h)(10) Election

LEFT INTENTIONALLY BLANK

SELLERS’ CLOSING CERTIFICATE

BUYER’S CLOSING CERTIFICATE